Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports 58 Percent Increase in Net Income
For Fourth Quarter 2008

Houston, Texas (February 2, 2009) - Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial results for the three months and year ended December 31, 2008.  The partnership reported a 58 percent increase in net income to $10.8 million for the fourth quarter of 2008, or $0.39 per common unit on a fully diluted basis, from net income of $6.8 million, or $0.30 per common unit on a fully diluted basis, for the fourth quarter of 2007.

On December 8, 2008, Duncan Energy Partners acquired from affiliates of Enterprise Products Partners L.P. (NYSE: EPD) controlling interests in three midstream energy companies, the DEP II Midstream businesses, in a transaction valued at $730 million.  As consideration to Enterprise, Duncan Energy Partners issued 37.3 million Class B units having a market value of approximately $449.5 million and paid $280.5 million in cash.  Due to Enterprise’s common control of Duncan Energy Partners and the DEP II Midstream businesses, the financial and operating results of Duncan Energy Partners for the three months and years ended December 31, 2008 and 2007 have been recast to include the results from these three midstream energy companies.  Common control and the recast of financial information are described in greater detail in the section entitled “Basis of Presentation of Financial Information” later in this press release.  To assist in understanding the significant components of our recast financial information, we have provided reconciliations of certain recast amounts to our previously reported financial information.  See Exhibits E, F, G and H of this press release for these summary reconciliations.

Distributable cash flow increased 63 percent to $15.4 million in the fourth quarter of 2008 compared to $9.4 million in the fourth quarter of 2007.  Distributable cash flow for the fourth quarter of 2008 includes $5.6 million of cash distributed to DEP from the DEP II Midstream businesses for the 24-day period from the acquisition date to the end of 2008, which represents an annualized return on investment of approximately 12 percent.  On January 9, 2009, the Board of Directors of Duncan Energy Partners’ general partner declared an increase in the quarterly cash distribution rate to $0.4275 per common unit with respect to the fourth quarter of 2008.  This represents a 4.3 percent increase over the $0.41 per unit that was paid with respect to the fourth quarter of 2007.  Distributable cash flow for the fourth quarter of 2008 provided 1.2 times coverage of the cash distribution to be paid to the common and Class B units.  For the full year of 2008, Duncan Energy Partners generated $42.9 million in distributable cash flow, which provided 1.1 times coverage of the distributions to the common and Class B units declared with respect to 2008.  Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. generally accepted accounting principle (“GAAP”) financial measure, net cash flows provided by operating activities.

The Class B units that were issued to Enterprise as partial consideration for the ownership interests in the DEP II Midstream businesses will receive a pro-rated cash distribution of $0.1115 per Class B unit for the 24-day period from the acquisition date to December 31, 2008.  The Class B units converted to common units of Duncan Energy Partners on February 1, 2009.

“We were excited to accomplish a very important goal for our partnership in the fourth quarter of 2008 – the completion of the second acquisition from Enterprise,” said Richard H. Bachmann, president and chief executive officer of the general partner of DEP.  “This transaction is significant to the partnership in that first, the businesses we acquired not only significantly expand our footprint of midstream energy assets in Texas, but also provide control of important sources of supply for the assets DEP acquired in our IPO; and second, our new platform of assets will provide DEP with expanded opportunities to partner with Enterprise and third parties in future capital projects.  Furthermore, the accretion from this transaction is expected to support our goal of growing our annual distribution rate in 2009 by 3 percent.  With respect to the businesses that we acquired at our IPO, we were very pleased with their performance in the fourth quarter of 2008, including higher storage fees and volumes at our Mont Belvieu NGL and petrochemical storage facilities and increased NGL transportation volumes in south Texas.”

Review of Segment Quarterly Performance

Duncan Energy Partners owns varying ownership interests in the DEP I and DEP II Midstream businesses.  The segment discussion below reports gross operating margin and volumes on a 100 percent basis.  Note that Enterprise owned 100 percent of the DEP II Midstream businesses for the fourth quarter of 2007 and for the first 68 days of the fourth quarter of 2008.  See “Basis of Presentation of Financial Information” below for additional information regarding our restated financial statements and Enterprise Products Operating LLC’s (“EPO”) interest in the financial results of Duncan Energy Partners’ subsidiaries.  Effective with the fourth quarter of 2008, our segment information was recast to include the DEP II Midstream Businesses.

Natural Gas Pipelines & Services – Gross operating margin for the fourth quarter of 2008 was $33.3 million compared to $41.2 million for the fourth quarter of 2007.  The Texas Intrastate System, a DEP II Midstream business, reported an $8.9 million decrease in gross operating margin primarily due to a favorable imbalance settlement in fourth quarter of 2007, which more than offset higher revenues from increased transportation volumes and fees in the fourth quarter of 2008.  The Acadian gas pipeline system reported a $1.6 million decrease in gross operating margin for the fourth quarter of 2008 compared to the fourth quarter of 2007 on stable volumes.  This decrease is primarily attributable to a gain on forward sales of natural gas in the fourth quarter of 2007, and slightly higher expenses in the fourth quarter of 2008.    The Wilson natural gas storage facility, a DEP II Midstream business, which experienced operational issues during most of 2007, reported a $1.5 million increase in gross operating margin in the fourth quarter of 2008 versus the same quarter in 2007.

Total natural gas throughput volumes increased 17 percent to 4.9 trillion British thermal units per day (“TBtus/d”) compared to 4.2 TBtus/d in the fourth quarter of 2007.

NGL Pipelines & Services – Gross operating margin for the fourth quarter of 2008 increased to $25.1 million from $24.9 million in the fourth quarter of 2007.  Net of operational measurement gains and losses associated with the partnership’s Mont Belvieu NGL and petrochemical storage facility that are allocated to Enterprise through Parent Interest, gross operating margin was $28.1 million for the fourth quarter of 2008 compared to $23.6 million for the fourth quarter of 2007.  Contributing to the quarter-to-quarter increase were higher storage revenues due to increased excess throughput storage fees and volumes and increased NGL fractionation volumes at the partnership’s fractionators in South Texas.

Together, Duncan Energy Partners and Enterprise are investing approximately $13 million in growth capital to increase the capacity of the Shoup fractionator by 10 percent or 8,000 barrels per day (“BPD”) to 77,000 BPD.  The Shoup fractionator is part of the DEP II Midstream businesses.  The expansion is expected to be completed late in the second quarter of 2009.

NGL transportation volumes were 124,000 BPD in the fourth quarter of 2008 compared to 136,000 BPD in the fourth quarter of 2007.  NGL fractionation volumes increased 13 percent to 81,000 BPD this quarter from 71,000 BPD in the same quarter of 2007.

Petrochemical Services – Gross operating margin for the fourth quarter of 2008 decreased to $2.3 million from $3.1 million for the fourth quarter of 2007, primarily due to lower transportation volumes on the Lou-Tex propylene pipeline.  Total petrochemical transportation volumes averaged 25,000 BPD for the fourth quarter of 2008 versus 35,000 BPD for the fourth quarter last year.

Capitalization

Total debt principal outstanding at December 31, 2008 was approximately $484.3 million, which includes a $282.3 million borrowing by Duncan Energy Partners under a three-year bank term loan used to fund the cash portion of consideration Duncan Energy Partners paid to Enterprise in the DEP II dropdown transaction completed in December 2008.  At December 31, 2008, Duncan Energy Partners had total liquidity of approximately $110 million including unrestricted cash and availability under the partnership's $300 million revolving credit facility.

Conference Call

Management for Duncan Energy Partners will discuss fourth quarter results during the Enterprise Products Partners L.P. earnings conference call with analysts and investors scheduled for 9:00 a.m. CT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Basis of Presentation of Financial Information

Duncan Energy Partners, including its general partner and operating partnership, Enterprise Products Partners (including EPO and its consolidated subsidiaries) and EPCO, Inc. (“EPCO”) and affiliates are under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.  Prior to the dropdown of controlling ownership interests in the DEP I and DEP II Midstream Businesses (as defined below) to Duncan Energy Partners, EPO owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods).  Each of the dropdown transactions was accounted for at EPO’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  On a standalone basis, Duncan Energy Partners did not own any assets prior to the completion of its initial public offering, or February 5, 2007 (or February 1, 2007 for financial accounting and reporting purposes).

References to the “former owners” of the DEP I and DEP II Midstream Businesses primarily represent the direct and indirect ownership of EPO in these businesses prior to the related dropdown transactions.  References to “Duncan Energy Partners” mean the registrant since February 5, 2007 and its consolidated subsidiaries. Generic references to “we,” “us” and “our” mean the combined and/or consolidated businesses included in these financial statements for each reporting period.

DEP I Dropdown Transaction

On February 5, 2007, EPO contributed a 66% controlling equity interest in each of the DEP I Midstream Businesses (defined below) to Duncan Energy Partners in a dropdown transaction (the “DEP I dropdown”).   EPO retained the remaining 34% equity interest in each of the DEP I Midstream Businesses.  The DEP I Midstream Businesses consist of (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene’), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

As consideration for the equity interests in the DEP I Midstream Businesses and reimbursement for capital expenditures related to these businesses, Duncan Energy Partners distributed $260.6 million of the $290.5 million of net proceeds from its initial public offering to EPO, plus $198.9 million in borrowings under its initial credit facility (the “DEP I Revolving Credit Facility”) and a net 5,351,571 common units.

DEP II Dropdown Transaction

On December 8, 2008, Duncan Energy Partners entered into a Purchase and Sale Agreement (the “DEP II Purchase Agreement”) with EPO and Enterprise GTM Holdings L.P. (“Enterprise GTM,” a wholly owned subsidiary of EPO).  Pursuant to the DEP II Purchase Agreement, DEP OLP acquired 100% of the membership interests in Enterprise Holding III, LLC (“Enterprise III”) from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, L.P. (“Enterprise GC”), a 51% general partner interest in Enterprise Intrastate L.P.

(“Enterprise Intrastate”) and a 51% membership interest in Enterprise Texas Pipeline LLC (“Enterprise Texas”).  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction (the “DEP II dropdown”).  Enterprise GTM retained the remaining partner and member interests in the DEP II Midstream Businesses.

Generally, the DEP II dropdown transaction documents provide that to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to their partners or members, such cash will be distributed first to Enterprise III (based on an initial defined investment of $730.0 million) and then to Enterprise GTM (based on an initial defined investment of $452.1 million) in amounts sufficient to generate an aggregate annualized return on their respective investments of approximately 12%.  Distributions in excess of these amounts will be distributed 98% to Enterprise GTM and 2% to Enterprise III.  Income and loss of the DEP II Midstream Businesses are first allocated to Enterprise III and Enterprise GTM based on each entity’s percentage interest of 22.6% and 77.4%, respectively, and then in a manner that in part follows the cash distributions. For additional information regarding the DEP II Dropdown Transaction, please see our Form 8-K filed on December 8, 2008.

Financial Statement Presentation

Our general purpose consolidated financial statements for the year ended December 31, 2006 reflect the combined financial information of the DEP I and DEP II Midstream Businesses on a 100% basis.   The results of operations and cash flows for these businesses are allocated to the former owners of these businesses that are under common control with Duncan Energy Partners.

Our general purpose consolidated financial statements for the year ended December 31, 2007 reflect the following:

▪
Combined financial information of the DEP I Midstream Businesses for the month of January 2007.  The results of operations and cash flows of the DEP I Midstream Businesses for this one-month period are allocated to the former owners of these businesses that are under common control with Duncan Energy Partners.   On February 5, 2007, these businesses were contributed to Duncan Energy Partners in the DEP I dropdown transaction; therefore, the DEP I Midstream Businesses were consolidated subsidiaries of Duncan Energy Partners for the eleven months ended December 31, 2007.  For financial accounting and reporting purposes, the effective date of the DEP I dropdown transaction is February 1, 2007.  EPO’s retained ownership in the DEP I Midstream Businesses (following the dropdown transaction) is presented as Parent interest in Duncan Energy Partner’s consolidated financial statements.

▪
Combined financial information of the DEP II Midstream Businesses for the year ended December 31, 2007. The results of operations and cash flows of the DEP II Midstream Businesses for this twelve-month period are allocated to the former owners of these businesses that are under common control with Duncan Energy Partners.

Our general purpose consolidated financial statements for the year ended December 31, 2008 reflect the following:

▪
Combined financial information of the DEP II Midstream Businesses from January 1, 2008 through December 7, 2008.  The results of operations and cash flows of the DEP II Midstream Businesses for this period are allocated to the former owners of these businesses that are under common control with Duncan Energy Partners.

▪
Consolidated financial information for Duncan Energy Partners for the twelve months ended December 31, 2008, including the results of operations and cash flows for the DEP II Midstream Businesses following completion of the DEP II dropdown transaction.  On December 8, 2008, the DEP II Midstream Businesses were contributed to Duncan Energy Partners in the DEP II dropdown transaction; therefore, the DEP II Midstream Businesses became consolidated subsidiaries of Duncan Energy Partners on this date.  EPO’s retained ownership in the DEP II Midstream Businesses

(following the dropdown transaction) is presented as Parent interest in Duncan Energy Partner’s consolidated financial statements.

We have three reportable business segments: (i) Natural Gas Pipelines & Services; (ii) NGL Pipelines & Services; and (iii) Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The tables accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as consolidated operating income before (i) depreciation, amortization and accretion expense; (ii) gains and losses from asset sales and related transactions; and (iii) general and administrative expenses.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges, Parent interest in income of subsidiaries and the cumulative effect of changes in accounting principles.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline in our measurement of segment gross operating margin and operating income.  Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of Acadian Gas.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.  Evangeline’s operations compliment those of Acadian Gas.

Distributable cash flow.  Distributable cash flow available to the limited partners of Duncan Energy Partners is a useful non-GAAP measure of liquidity that approximates the amount of cash flow that Duncan Energy Partners could pay its unitholders each period before any reserves established by DEP GP for general partnership needs.  We define distributable cash flow as net income or loss adjusted for:

▪	the addition of Parent interest in income of subsidiaries;

▪	the addition of depreciation, amortization and accretion expense;

▪	the addition of cash distributions received from Evangeline, if any, less equity in the earnings of Evangeline;

▪	the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations;

▪	the addition of losses or subtraction of gains relating to the sale of assets and related transactions;

▪	the addition of cash proceeds from the sale of assets and related transactions;

▪
the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income, if any, less related amortization of such amounts to earnings; and

▪	the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Distributable cash flow is further determined by subtracting amounts paid by our operating businesses to (a) the Parent with respect to its financial interests in the DEP I and DEP II Midstream Businesses and (b) the related party former owners of such businesses with respect to periods prior to the dropdown transactions.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Senior management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.   Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which in turn is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals.  Duncan Energy Partners owns interests in assets located primarily in the Gulf Coast region of Texas and Louisiana, including interests in over 9,000 miles of natural gas pipelines with a transportation capacity aggregating approximately 6.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 6.4 Bcf of leased natural gas storage capacity; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners L.P. is managed by its general partner, DEP Holdings, LLC, which is wholly-owned by Enterprise Products Partners L.P.  For more information about Duncan Energy Partners and its operations, visit www.deplp.com.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," “estimate,” "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners' results of operations and financial condition are:

▪	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

▪	a reduction in demand for our products by the petrochemical, refining or heating industries;

▪	a decline in the volumes of NGLs delivered by our facilities;

▪	the effects of our debt level on our future financial and operating flexibility;

▪	the failure of our credit risk management efforts to adequately protect us against customer or counterparty (including hedge or insurance counterparties) non-payment;

▪	the effects of legal or regulatory changes or risks on our existing operations or construction of new assets; and,

▪	the failure to successfully integrate our operations with companies that we may acquire in the future, if any.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com
Rick Rainey, Media Relations, (713) 381-3635

###

Exhibit A
Duncan Energy Partners L.P.
Statements of Consolidated Operations
For the Three and Twelve Months Ended December 31, 2008 and 2007
(Dollars in thousands, except per unit amounts)
(Unaudited)

See “Basis of Financial Statement Presentation” in the accompanying press release for information regarding the recast of our financial information in connection with the DEP II dropdown transaction completed on December 8, 2008.

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenue	$323,404	$301,509	$1,598,068	$1,220,292
Costs and expenses:
Operating costs and expenses	307,175	281,914	1,512,806	1,170,942
General and administrative costs	4,206	3,027	18,305	13,116
Total costs and expenses	311,381	284,941	1,531,111	1,184,058
Equity in income of Evangeline	199	2	896	182
Operating income	12,222	16,570	67,853	36,416
Other income (expense):
Interest expense	(3,610)	(2,558)	(11,965)	(9,279)
Interest income	119	135	545	638
Other, net	(4)	(4)	(23)	(4)
Total other expense	(3,495)	(2,427)	(11,443)	(8,645)
Income before provision for income taxes and parent
interest in subsidiaries	8,727	14,143	56,410	27,771
Provision for income taxes	30	(1,225)	(1,095)	(4,172)
Income before parent interest in subsidiaries	8,757	12,918	55,315	23,599
Parent interest in loss (income) of subsidiaries:
DEP I Midstream Businesses	(1,989)	(6,133)	(11,354)	(19,973)
DEP II Midstream Businesses	3,985	--	3,985	--
Total Parent interest in loss (income) of subsidiaries	1,996	(6,133)	(7,369)	(19,973)
Net income	$10,753	$6,785	$47,946	$3,626
Allocation of net income to:
Duncan Energy Partners L.P.:
Limited partners	$11,740	$6,142	$27,850	$18,847
General partner	$163	$125	$492	$385
Former owner of DEP II Midstream Businesses	$(1,150)	$518	$19,604	$(20,641)
Former owner of DEP I Midstream Businesses (Jan. 2007)				$5,035
Per unit data (fully diluted):
Net income per unit	$0.39	$0.30	$1.22	$0.93
Average LP units outstanding (in 000s)	30,052	20,302	22,752	20,302

Other financial data:
Net cash flows provided by operating activities	$105,708	$31,373	$219,767	$217,085
Net cash used in investing activities	$201,331	$128,821	$748,853	$352,377
Net cash provided by financing activities	$95,814	$95,854	$539,924	$137,488
Distributable cash flow (see Exhibit C)	$15,380	$9,432	$42,876	$28,125
Depreciation, amortization and accretion (100% basis)	$43,433	$49,777	$167,836	$175,644
Total debt principal outstanding at end of period	$484,250	$200,000	$484,250	$200,000

Exhibit B
Duncan Energy Partners L.P.
Selected Consolidated Financial & Operating Data and Parent Interest
For the Three and Twelve Months Ended December 31, 2008 and 2007
(Dollars in thousands, operating data as noted)
(Unaudited)

See “Basis of Financial Statement Presentation” in the accompanying press release for information regarding the recast of our financial information in connection with the DEP II dropdown transaction completed on December 8, 2008.

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Gross operating margin by segment:
Natural Gas Pipelines & Services	$33,347	$41,229	$159,022	$122,486
NGL Pipelines & Services	25,111	24,938	82,879	87,925
Petrochemical Services	2,303	3,098	11,105	14,349
Total non-GAAP gross operating margin	$60,761	$69,265	$253,006	$224,760
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(43,774)	(49,668)	(167,380)	(175,308)
Gain (loss) from asset sales and related transactions	(559)	--	532	80
General and administrative costs	(4,206)	(3,027)	(18,305)	(13,116)
Operating income per GAAP	$12,222	$16,570	$67,853	$36,416

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	4,932	4,207	4,730	4,274
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	124	136	126	124
Fractionation volumes (MBPD)	81	71	80	72
Petrochemical Services:
Petrochemical transportation volumes (MBPD)	25	35	35	37

Calculation of parent interest in income (loss) of subsidiaries:
DEP I Midstream Businesses:
Mont Belvieu Caverns	$(46)	$3,185	$117	$10,531
Acadian Gas	2	548	3,622	1,158
Lou-Tex Propylene	398	630	2,174	2,552
Sabine Propylene	95	135	382	373
South Texas NGL	1,540	1,635	5,059	5,359
Total DEP I Midstream Businesses	1,989	6,133	11,354	19,973
DEP II Midstream Businesses:
Enterprise Texas	(3,396)		(3,396)
Enterprise GC	341		341
Enterprise Intrastate	(930)		(930)
Total DEP II Midstream Businesses	(3,985)		(3,985)
Total Parent interest in income (loss) of subsidiaries	$(1,996)	$6,133	$7,369	$19,973

Exhibit C
Duncan Energy Partners L.P.
Calculation of Non-GAAP Financial Measure - Distributable Cash Flow (“DCF”)
For the Three and Twelve Months Ended December 31, 2008 and 2007
(Unaudited)

See “Basis of Financial Statement Presentation” in the accompanying press release for information regarding the recast of our financial information in connection with the DEP II dropdown transaction completed on December 8, 2008.  The following table presents our calculation of distributable cash flow for the three months ended December 31, 2008 and 2007 (dollars in thousands):

	Three Months		Three Months
	Ended December 31, 2008		Ended December 31, 2007
Net income – Duncan Energy Partners Consolidated		$10,753		$6,785
Adjustments to derive DCF before payments to Parent and former owners:
Parent interest in income (loss) of subsidiaries:
DEP I Midstream Businesses		1,989		6,133
DEP II Midstream Businesses		(3,985)		--
Depreciation, amortization and accretion		43,433		49,777
Deferred income tax expense		(372)		788
Equity in income of Evangeline		(199)		(2)
Loss from asset sales and related transactions		559		--
Proceeds from asset sales and related transactions		250		9,171
Changes in fair value of financial instruments		78		--
Sustaining capital expenditures:
DEP I Midstream Businesses		(3,815)		(2,893)
DEP II Midstream Businesses		(12,026)		(13,978)
Adjustment for accrued repair costs related to Hurricanes Ike and Gustav		(530)		--
Cash expenditures for asset abandonment activities		(31)		(732)
Distributable cash flow before amounts paid to EPO as Parent
and Former Owner		36,104		55,049

Contributions by (distributions to) Parent by DEP I Midstream Businesses:
DCF of DEP I Midstream Businesses	$18,858		$20,255
Adjustment for net operational measurement gains/losses
contributed by (distributed to) Parent	3,043	3,043	(1,328)	(1,328)
Adjusted DCF of DEP I Midstream Businesses	$21,901		$18,927
Parent 34% share of Adjusted DCF	$(7,446)	(7,446)	$(6,435)	(6,435)

Contributions by Parent to DEP II Midstream Businesses, net
(post-December 8, 2008)		146		--

Distributions to EPO (as former owner) by DEP II Midstream Businesses for
periods prior to DEP II dropdown transaction (pre-December 8, 2008)		(16,467)		(37,854)

Distributable cash flow		$15,380		$9,432

Exhibit C (continued)

The following table presents our calculation of distributable cash flow for the twelve months ended December 31, 2008 and 2007 (dollars in thousands):

	Twelve Months		Twelve Months
	Ended December 31, 2008		Ended December 31, 2007
Net income – Duncan Energy Partners Consolidated		$47,946		$3,626
Adjustments to derive DCF before payments to Parent and former owners:
Parent interest in income (loss) of subsidiaries:
DEP I Midstream Businesses		11,354		19,973
DEP II Midstream Businesses		(3,985)		--
Depreciation, amortization and accretion		167,836		175,644
Deferred income tax expense		292		3,836
Equity in income of Evangeline		(896)		(182)
Gain from asset sales and related transactions		(543)		(80)
Proceeds from asset sales and related transactions		872		12,609
Changes in fair value of financial instruments		(53)		157
Sustaining capital expenditures:
DEP I Midstream Businesses		(12,806)		(13,507)
DEP II Midstream Businesses		(41,434)		(49,085)
Adjustment for accrued repair costs related to Hurricanes Ike and Gustav		347		--
Cash expenditures for asset abandonment activities		(5,310)		(732)
Distributable cash flow before amounts paid to EPO as Parent
and Former Owner		163,620		152,259

Contributions by (distributions to) Parent by DEP I Midstream Businesses:
DCF of DEP I Midstream Businesses (post-February 1, 2007)	$69,769		$63,413
Adjustment for net operational measurement gains/losses
contributed by (distributed to) Parent	6,831	6,831	(4,537)	(4,537)
Adjusted DCF of DEP I Midstream Businesses	$76,600		$58,876
Parent 34% share of Adjusted DCF	$(26,044)	(26,044)	$(20,018)	(20,018)

Contributions by Parent to DEP II Midstream Businesses, net
(post-December 8, 2008)		146		--

Distributions to EPO (as former owner) by DEP I Midstream Businesses for
periods prior to DEP I dropdown transaction (pre-February 1, 2007)		--		(7,179)

Distributions to EPO (as former owner) by DEP II Midstream Businesses for
periods prior to DEP II dropdown transaction (pre-December 8, 2008)		(101,677)		(92,400)

Distributable cash flow		$42,876		$28,125

Exhibit D
Duncan Energy Partners L.P.
Reconciliation of Non-GAAP Financial Measure
to GAAP Financial Measure - Distributable Cash Flow
For the Three and Twelve Months Ended December 31, 2008 and 2007
(Unaudited)

See “Basis of Financial Statement Presentation” in the accompanying press release for information regarding the recast of our financial information in connection with the DEP II dropdown transaction completed on December 8, 2008.  The following table presents our reconciliation of distributable cash flow to net cash flows provided by operating activities for the periods indicated (dollars in thousands).

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Distributable cash flow	$15,380	$9,432	$42,876	$28,125
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	(250)	(9,171)	(872)	(12,609)
Sustaining capital expenditures:
DEP I Midstream Businesses	3,815	2,893	12,806	13,507
DEP II Midstream Businesses	12,026	13,978	41,434	49,085
Parent share of distributable cash flow of operating subsidiaries	4,257	7,763	19,067	24,555
Distributable cash flow of DEP I Midstream Businesses allocated to EPO
(as former owner) for periods prior to February 1, 2007	--	--	--	7,179
Distributable cash flow of DEP II Midstream Businesses allocated to EPO
(as former owner) for periods prior to December 8, 2008	16,467	37,854	101,677	92,400
Accrued repair costs related to Hurricanes Ike and Gustav	530	--	(347)	--
Cash expenditures for asset abandonment activities	31	732	5,310	732
Net effect of changes in operating accounts	53,452	(32,108)	(2,184)	14,111
Net cash flows provided by operating activities	$105,708	$31,373	$219,767	$217,085

Exhibit E

Duncan Energy Partners L.P.
Condensed Consolidating Financial Information Tables
For the Three Months Ended December 31, 2008
(Unaudited, Dollars in Thousands)

The following condensed consolidating financial information is provided to assist the reader in understanding the components of various financial statement and non-GAAP amounts as recast in this press release.   For additional information regarding our recast financial statements and related information, see “Basis of Financial Statement Presentation” in the accompanying press release.

The column labeled “DEP II (Pre-Drop)” presents amounts related to the DEP II entities prior to the December 8, 2008 dropdown transaction.   The column labeled “Other DEP Businesses” presents amounts associated with the historical operations of Duncan Energy Partners (e.g., the DEP I Midstream Businesses) plus those of the DEP II Midstream Businesses (subsequent to December 8, 2008).

	DEP II	Other DEP	Recast
	(Pre-drop)	Businesses	Totals
Statement of Consolidated Operations:
Revenue	$75,727	$247,677	$323,404
Costs and expenses	76,855	234,526	311,381
Equity in income of Evangeline	--	199	199
Operating income	(1,128)	13,350	12,222
Other expense, net	(4)	(3,491)	(3,495)
Provision for income taxes	(18)	48	30
Parent interest in subsidiaries	--	1,996	1,996
Net income	$(1,150)	$11,903	$10,753

Allocation of net income to:
Duncan Energy Partners L.P.	$--	$11,903	$11,903
Former owner of DEP II Midstream Businesses	(1,150)	--	(1,150)
Net income	$(1,150)	$11,903	$10,753

Gross operating margin:
Natural Gas Pipelines & Services	$22,499	$10,848	$33,347
NGL Pipelines & Services	4,827	20,284	25,111
Petrochemical Services	--	2,303	2,303
Total non-GAAP gross operating margin	$27,326	$33,435	$60,761

Distributable cash flow:
Net income	$(1,150)	$11,903	$10,753
Adjustments to derive DCF before payments to Parent and former owners	17,617	7,734	25,351
DCF before payments to Parent and former owners	16,467	19,637	36,104
Less: Parent share of DCF of DEP I and II Midstream Businesses	--	(4,257)	(4,257)
Less: Former owner’s share of DCF of DEP II Midstream Businesses	(16,467)	--	(16,467)
Distributable cash flow	$--	$15,380	$15,380

Exhibit F
Duncan Energy Partners L.P.
Condensed Consolidating Financial Information Tables
For the Three Months Ended December 31, 2007
(Unaudited, Dollars in Thousands)

The following condensed consolidating financial information is provided to assist the reader in understanding the components of various financial statement and non-GAAP amounts as recast in this press release.   For additional information regarding our recast financial statements and related information, see “Basis of Financial Statement Presentation” in the accompanying press release.

The column labeled “DEP II (Pre-Drop)” presents amounts related to the DEP II entities for the period presented.   The column labeled “Other DEP Businesses” presents amounts associated with the historical operations of Duncan Energy Partners (e.g., the DEP I Midstream Businesses).

	DEP II	Other DEP	Recast
	(Pre-drop)	Businesses	Totals
Statement of Consolidated Operations:
Revenue	$95,807	$205,702	$301,509
Costs and expenses	94,221	190,720	284,941
Equity in income of Evangeline	--	2	2
Operating income	1,586	14,984	16,570
Other expense, net	(4)	(2,423)	(2,427)
Provision for income taxes	(1,064)	(161)	(1,225)
Parent interest in subsidiaries	--	(6,133)	(6,133)
Net income	$518	$6,267	$6,785

Allocation of net income to:
Duncan Energy Partners L.P.	$--	$6,267	$6,267
Former owner of DEP II Midstream Businesses	518	--	518
Net income	$518	$6,267	$6,785

Gross operating margin:
Natural Gas Pipelines & Services	$37,460	$3,769	$41,229
NGL Pipelines & Services	7,771	17,167	24,938
Petrochemical Services	--	3,098	3,098
Total non-GAAP gross operating margin	$45,231	$24,034	$69,265

Distributable cash flow:
Net income	$518	$6,267	$6,785
Adjustments to derive DCF before payments to Parent and former owners	37,336	10,928	48,264
DCF before payments to Parent and former owners	37,854	17,195	55,049
Less: Parent share of DCF of DEP I Midstream Businesses	--	(7,763)	(7,763)
Less: Former owner’s share of DCF of DEP II Midstream Businesses	(37,854)	--	(37,854)
Distributable cash flow	$--	$9,432	$9,432

Exhibit G

Duncan Energy Partners L.P.
Condensed Consolidating Financial Information Tables
For the Year Ended December 31, 2008
(Unaudited, Dollars in Thousands)

The following condensed consolidating financial information is provided to assist the reader in understanding the components of various financial statement and non-GAAP amounts as recast in this press release.   For additional information regarding our recast financial statements and related information, see “Basis of Financial Statement Presentation” in the accompanying press release.

The column labeled “DEP II (Pre-Drop)” presents amounts related to the DEP II entities prior to the December 8, 2008 dropdown transaction.   The column labeled “Other DEP Businesses” presents amounts associated with the historical operations of Duncan Energy Partners (e.g., the DEP I Midstream Businesses) plus those of the DEP II Midstream Businesses (subsequent to December 8, 2008).

	DEP II	Other DEP	Recast
	(Pre-drop)	Businesses	Totals
Statement of Consolidated Operations:
Revenue	$406,852	$1,191,216	$1,598,068
Costs and expenses	386,149	1,144,962	1,531,111
Equity in income of Evangeline	--	896	896
Operating income	20,703	47,150	67,853
Other expense, net	(23)	(11,420)	(11,443)
Provision for income taxes	(1,076)	(19)	(1,095)
Parent interest in subsidiaries	--	(7,369)	(7,369)
Net income	$19,604	$28,342	$47,946

Allocation of net income to:
Duncan Energy Partners L.P.	$--	$28,342	$28,342
Former owner of DEP II Midstream Businesses	19,604	--	19,604
Net income	$19,604	$28,342	$47,946

Gross operating margin:
Natural Gas Pipelines & Services	$130,658	$28,364	$159,022
NGL Pipelines & Services	25,066	57,813	82,879
Petrochemical Services	--	11,105	11,105
Total non-GAAP gross operating margin	$155,724	$97,282	$253,006

Distributable cash flow:
Net income	$19,604	$28,342	$47,946
Adjustments to derive DCF on a 100% basis	82,073	33,601	115,674
Adjustments to derive DCF before payments to Parent and former owners	101,677	61,943	163,620
Less: Parent share of DCF of DEP I and II Midstream Businesses	--	(19,067)	(19,067)
Less: Former owner’s share of DCF of DEP II Midstream Businesses	(101,677)	--	(101,677)
Distributable cash flow	$--	$42,876	$42,876

Exhibit H
Duncan Energy Partners L.P.
Condensed Consolidating Financial Information Tables
For the Year Ended December 31, 2007
(Unaudited, Dollars in Thousands)

The following condensed consolidating financial information is provided to assist the reader in understanding the components of various financial statement and non-GAAP amounts as recast in this press release.   For additional information regarding our recast financial statements and related information, see “Basis of Financial Statement Presentation” in the accompanying press release.

The column labeled “DEP II (Pre-Drop)” presents amounts related to the DEP II entities for the period presented.   The column labeled “Other DEP Businesses” presents amounts associated with the historical operations of Duncan Energy Partners (e.g., the DEP I Midstream Businesses).

	DEP II	Other DEP	Recast
	(Pre-drop)	Businesses	Totals
Statement of Consolidated Operations:
Revenue	$356,574	$863,718	$1,220,292
Costs and expenses	373,346	810,712	1,184,058
Equity in income of Evangeline	--	182	182
Operating income	(16,772)	53,188	36,416
Other expense, net	(4)	(8,641)	(8,645)
Provision for income taxes	(3,865)	(307)	(4,172)
Parent interest in subsidiaries	--	(19,973)	(19,973)
Net income	$(20,641)	$24,267	$3,626

Allocation of net income to:
Duncan Energy Partners L.P.	$--	$19,232	$19,232
Former owner of DEP I Midstream Businesses	--	5,035	5,035
Former owner of DEP II Midstream Businesses	(20,641)	--	(20,641)
Net income	$(20,641)	$24,267	$3,626

Gross operating margin:
Natural Gas Pipelines & Services	$109,748	$12,738	$122,486
NGL Pipelines & Services	28,611	59,314	87,925
Petrochemical Services	--	14,349	14,349
Total non-GAAP gross operating margin	$138,359	$86,401	$224,760

Distributable cash flow:
Net income	$(20,641)	$24,267	$3,626
Adjustments to derive DCF before payments to Parent and former owners	113,041	35,592	148,633
DCF before payments to Parent and former owners	92,400	59,859	152,259
Less: Parent share of DCF of DEP I Midstream Businesses	--	(24,555)	(24,555)
Less: Former owner’s share of DCF of DEP I Midstream Businesses	--	(7,179)	(7,179)
Less: Former owner’s share of DCF of DEP II Midstream Businesses	(92,400)	--	(92,400)
Distributable cash flow	$--	$28,125	$28,125